Exhibit 2.5

Gemphire Therapeutics Inc.

17199 N. Laurel Park Drive, Suite 401

Livonia, MI 48152

NeuroBo Pharmaceuticals, Inc.

177 Huntington Avenue, Suite 1700

Boston, MA 02115

Lock-Up Agreement

July    , 2019

This Lock-Up Agreement (this “Agreement”) is executed in connection with the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among Gemphire Therapeutics Inc. (the “Parent”), GR Merger Sub Inc. (“Merger Sub”), and NeuroBo Pharmaceuticals, Inc. (the “Company”), dated as of July 24, 2019. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Merger Agreement.

In connection with, and as a material inducement to, each of the parties entering into the Merger Agreement and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned, by executing this Agreement, irrevocably agrees that, without the prior written consent of the Parent and the Company, during the period commencing at the Effective Time and continuing until the end of the Lock-Up Period (as hereinafter defined), the undersigned will not:  (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of or lend, directly or indirectly, any shares of Parent Common Stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Parent Common Stock (including without limitation, Parent Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired (collectively, the “Parent Securities”); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Parent Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to, the registration of any Parent Common Stock or any security convertible into or exercisable or exchangeable for Parent Common Stock; (4) except for the Voting Agreement, dated as of the date hereof, by and among Parent, Merger Sub and the Company,  grant any proxies or powers of attorney with respect to any Parent Securities, deposit any Parent Securities into a voting trust or enter into a voting agreement or similar arrangement or commitment with respect to any Parent Securities; or (5) publicly disclose the intention to do any of the foregoing (each of the foregoing restrictions, the “Lock-Up Restrictions”).

Notwithstanding the terms of the foregoing paragraph, the Lock-Up Restrictions shall automatically terminate and cease to be effective on the date that is one-hundred and eighty (180) days after the Effective Time.  The period during which the Lock-Up Restrictions apply to the Parent Securities shall be deemed the “Lock-Up Period” with respect thereto.

The undersigned agrees that the Lock-Up Restrictions preclude the undersigned from engaging in any hedging or other transaction with respect to any then-subject Parent Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Parent Securities even if such Parent Securities would be disposed of by someone other than the undersigned.  Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Parent Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such Parent Securities.

Notwithstanding the foregoing, the undersigned may transfer any of the Parent Securities (i)  if the undersigned is a natural person, (1) to any person related to the undersigned by blood or adoption who is an immediate family member (not more remote than first cousin), or a family member by marriage or domestic partnership (a “Family Member”), (2) as a bona fide gift or charitable contribution, (3) to any trust for the direct or indirect benefit of the undersigned or any Family Member of the undersigned, (4) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of law, (5) by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement, or (6) to any partnership, corporation or limited liability company which is controlled by the undersigned and/or by any Family Member of the undersigned; (ii) if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, (1) to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned or (2) as distributions or dividends of shares of Parent Common Stock or any security convertible into or exercisable for Parent Common Stock to limited partners, limited liability company members or stockholders of the undersigned or holders of similar equity interests in the undersigned, (iii) if the undersigned is a trust, to the beneficiary of such trust, (iv) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under above clauses (i) through (iii), (v) to Parent in a transaction exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) upon a vesting event of the Parent Securities or upon the exercise of options or warrants to purchase Parent Common Stock on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the undersigned in connection with such vesting or exercise (but for the avoidance of doubt, excluding all manners of exercise that would involve a sale in the open market of any securities relating to such options or warrants, whether to cover the applicable aggregate exercise price, withholding tax obligations or otherwise), (vi) to Parent in connection with the termination of employment or other termination of a service provider and pursuant to agreements in effect as of the Effective Time whereby Parent has the option to repurchase such shares or securities, (vii) acquired by the undersigned in open market transactions after the Effective Time, (viii) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Parent’s capital stock involving a change of control of the Parent, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Parent

Securities shall remain subject to the restrictions contained in this Agreement, or (ix) pursuant to an order of a court or regulatory agency; provided, in the case of clauses (i)-(iv), that (A) such transfer shall not involve a disposition for value and (B) the transferee shall have executed and delivered a Lock-Up Agreement substantially identical with this Agreement with respect to the shares of Parent Common Stock or other securities so transferred; and provided,  further, in the case of clauses (i)-(vii), no filing by any party under Section 16(a) of the Exchange Act shall be required or shall be made voluntarily in connection with such transfer.

In addition, the foregoing restrictions shall not apply to (i) the exercise of stock options granted pursuant to equity incentive plans existing immediately following the Effective Time, including the “net” exercise of such options in accordance with their terms and the surrender of Parent Common Stock in lieu of payment in cash of the exercise price and any tax withholding obligations due as a result of such exercise (but for the avoidance of doubt, excluding all manners of exercise that would involve a sale in the open market of any securities relating to such options, whether to cover the applicable aggregate exercise price, withholding tax obligations or otherwise); provided that it shall apply to any of the Parent Securities issued upon such exercise, (ii) conversion or exercise of warrants into Parent Common Stock or into any other security convertible into or exercisable for Parent Common Stock that are outstanding as of the Effective Time (but for the avoidance of doubt, excluding all manners of conversion or exercise that would involve a sale in the open market of any securities relating to such warrants, whether to cover the applicable aggregate exercise price, withholding tax obligations or otherwise); provided that it shall apply to any of the Parent Securities issued upon such conversion or exercise; and provided,  further that the recipient of any such Parent Common Stock agrees in writing with Parent to be bound by the terms of this Agreement, or (iii) the establishment of any contract, instruction or plan (a “Plan”) that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act; provided that no sales of Parent Securities shall be made pursuant to such a Plan prior to the expiration of the Lock-Up Period, and such a Plan may only be established if no public announcement of the establishment or existence thereof and no filing with the Securities and Exchange Commission or other regulatory authority in respect thereof or transactions thereunder or contemplated thereby, by the undersigned, Parent or any other person, shall be required, and no such announcement or filing is made voluntarily, by the undersigned, Parent or any other person, prior to the expiration of the Lock-Up Period.

Any attempted transfer in violation of this Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Agreement, and will not be recorded on the share register of Parent.  In furtherance of the foregoing, Parent and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Parent Common Stock if such transfer would constitute a violation or breach of this Agreement.  Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Parent Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that upon request, the undersigned will execute any additional documents reasonably necessary to ensure the validity or enforcement of this Agreement.  All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that the undersigned shall be released from all obligations under this Agreement upon the earlier of (i) the expiration of the Lock-Up Period, and (ii) if the Merger Agreement is terminated prior to the Effective Time pursuant to its terms, upon the date of such termination.  The undersigned understands that Parent, the Merger Sub and the Company are entering into the Merger Agreement in reliance upon this Agreement.

Any and all remedies herein expressly conferred upon Parent and the Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, and the exercise by Parent and/or the Company of any one remedy will not preclude the exercise of any other remedy.  The undersigned agrees that irreparable damage would occur to Parent and the Company in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed the Parent and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent and the Company are entitled at law or in equity, and the undersigned waives any bond, surety or other security that might be required of Parent or the Company with respect thereto.

This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

(Signature Page Follows)

This Agreement, and any certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parent, the Company and the undersigned in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parent, the Company and the undersigned, written or oral, to the extent they relate in any way to the subject matter hereof.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed Agreement (in counterparts or otherwise) by Parent and the undersigned by facsimile or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Agreement.

Very truly yours,

Printed Name of Holder

By:
Signature

Printed Name of Person Signing (and indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)

[Lock-Up Agreement Signature Page]